Exhibit 4.1

BRAVERMAN INTERNATIONAL, P.C.
Certified Public Accountants
1255 McDonald Drive
PRESCOTT, AZ 86303
CELL 602-881-3870
PHONE 928-771-1122, FAX 928-777-8378

hiluv007@aol.com

March 27, 2006

To The Board of Directors,
FUSA Capital Corporation

This letter is being sent to you as notification that the client/auditor relationship with Braverman International, P.C. is herewith reinstated effective today. Therefore we are not withdrawing from the audit of FUSA Capital Corporation.

A letter reinstating this relationship is also being sent to the Securities and Exchange Commission today and you are thereby required to file Form 8-K notifying them of this matter.

Sincerely,
/s/ Ivan Braverman

Ivan Braverman, President
Braverman International, P.C.